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                                                                     EXHIBIT 5.1



                        [BAKER BOTTS L.L.P. LETTERHEAD]


November 13, 2002

ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") by ConocoPhillips, a Delaware corporation (the "Company"), Conoco Inc., a Delaware corporation ("Conoco"), and Phillips Petroleum Company, a Delaware corporation ("Phillips" and, collectively with Conoco, the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $400 million aggregate principal amount of the Company's 3.625% Notes due 2007, $1,000 million aggregate principal amount of the Company's 4.75% Notes due 2012 and $600 million aggregate principal amount of the Company's 5.90% Notes due 2032 (collectively, the "New Notes") fully and unconditionally guaranteed by the Guarantors (the "Guarantees"), to be offered by the Company and the Guarantors in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 3.625% Notes due 2007, 4.75% Notes due 2012 and 5.90% Notes due 2032 fully and unconditionally guaranteed by the Guarantors (collectively, the "Old Notes"), certain legal matters in connection with the New Notes and the related Guarantees are being passed upon for you by us. The New Notes and the related Guarantees are to be issued under an Indenture, dated as of October 9, 2002 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as Trustee, pursuant to the terms of each series of the New Notes as established pursuant to resolutions duly adopted by the Board of Directors of the Company.

     In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, Conoco's Restated Certificate of Incorporation and Bylaws, each as amended to date, Phillips' Restated Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of the Indenture, of corporate records of each of the Company, Conoco and Phillips, including minute books of each of the Company, Conoco and Phillips as furnished to us by the Company, Conoco and Phillips, certificates of public officials and of representatives of each of the Company, Conoco and Phillips, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that
(i) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes and the related Guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

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BAKER BOTTS L.L.P.
ConocoPhillips                                                November 13, 2002
                                      2

     Based upon and subject to the foregoing, we are of the opinion that:

          1. The New Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

          2. Each Guarantee of Conoco or Phillips, when issued, will constitute legal, valid and binding obligations of Conoco or Phillips, as applicable, enforceable against Conoco or Phillips, as applicable, in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

     The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            BAKER BOTTS L.L.P.
KBR/TRF/SML